Cumberland Pharmaceuticals Reports
Revenue and Earnings Growth
Second Quarter 2023
NASHVILLE, TENNESSEE (Tuesday, August 8, 2023) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company, today announced significantly improved financial results and a favorable overall company performance for the second quarter of 2023.
Highlights include:
•$10.9 million in revenue during the second quarter, an increase of 6% over the prior year period, and an increase of 18% sequentially from the first quarter of this year.
•Positive earnings for the second consecutive quarter, with $1.1 million in net income for the first half of the year.
•Adjusted earnings for the first half of 2023 of $4.0 million, or $0.27 a share, which is up significantly from the same period last year.
•$89.4 million in total assets, $52.5 million in total liabilities, and $36.8 million of shareholders’ equity at the end of June 2023.
Cumberland will report its full second quarter 2023 financial results and provide a company update via a conference call today at 4:30 p.m. Eastern Time.
“We have had an overall successful first half of the year, with several key developments, including FDA approval for the use of our Caldolor® product for treating infants,” said Cumberland’s CEO, A.J. Kazimi. “We look forward to building on this success throughout the remainder of the year, as we continue to provide innovative products to improve patients’ lives.”
Recent Company developments include:
Caldolor for Treating Infants & Supporting Study Publication
In May 2023, Cumberland announced that the FDA approved expanded labeling for its Caldolor product, an intravenously delivered formulation of ibuprofen, to now include use in infants. The non-narcotic agent may now be administered for the treatment of pain and fever in patients 3 to 6 months of age. With this newly approved labeling, Caldolor is the only non-opioid product approved to treat pain in infants that is delivered through injection.
In June 2023, the Company shared the positive results from a clinical study investigating the safety and pharmacokinetics of Caldolor in newborn infants. The clinical study evaluated the safety and drug exposure profile of Caldolor in 24 hospitalized infants between the ages of 1 and 6 months who required treatment for pain or fever. The results of the study support the growing body of evidence that demonstrates Caldolor is a safe therapeutic option available to practitioners for the treatment of fever and pain in infants and children.

Clinical Development Programs
Cumberland has been evaluating its ifetroban product candidate, a selective thromboxane-prostanoid receptor antagonist, in a series of clinical studies. It has been dosed in nearly 1,400 subjects and has been found to be safe and well tolerated in healthy volunteers and various patient populations.
Patient enrollment is well underway in two of the company’s sponsored Phase II clinical programs to evaluate ifetroban in Systemic Sclerosis, or scleroderma, a debilitating autoimmune disorder characterized by diffuse fibrosis of the skin and internal organs; and the cardiomyopathy associated with Duchenne Muscular Dystrophy (“DMD”), a rare and fatal genetic neuromuscular disease that results in deterioration of the skeletal, heart and lung muscles.
In June 2023, Cumberland presented results from an interim analysis for the FIGHT DMDTM trial at the 29th annual Parent Project Muscular Dystrophy Conference in Dallas. The interim analysis was conducted on data from 25 patients with DMD who completed six of the 12 total months of treatment and assessments. Both doses of ifetroban were reported well tolerated in DMD participants ages 7 years of age or older. The FDA Orphan Product Division previously awarded Cumberland $1.0 million in funding under its Orphan Products Grants Program to support this trial. This was the first DMD trial awarded such funding.
In May 2023, Cumberland announced that the FDA had cleared the Investigational New Drug Application for a Phase II study in patients with Idiopathic Pulmonary Fibrosis (“IPF”), the most common form of progressive fibrosing interstitial lung disease. As a result, the company will launch its FIGHTING FIBROSIS trial designed to enroll 128 patients in over 20 medical centers of excellence across the U.S. This Phase II clinical trial will study the safety, tolerability and efficacy of oral ifetroban in patients with IPF. Recent studies have shown ifetroban can both prevent and enhance resolution of lung fibrosis in multiple preclinical models.
Cumberland has also completed Phase II clinical programs with ifetroban in patients with Hepatorenal Syndrome, Portal Hypertension and Aspirin Exasperated Respiratory Disease. Additional preclinical and pilot clinical studies of ifetroban are underway, including several investigator-initiated trials.
The company plans to complete each of its company-sponsored studies, analyze their final data and announce top-line results before deciding on the best development path for the registration of ifetroban.
FDA Fee Waivers
During the second quarter of 2023, the FDA informed Cumberland that it had granted two barrier-to-innovation waivers that would result in refunds totaling approximately $2.8 million that the company previously paid for prescription drug program fees.
The FDA granted each waiver after concluding that Cumberland met the statutory criteria based on the innovation associated with its ifetroban clinical development programs, as the funds could be better used to advance those studies, which are designed to address a series of unmet medical needs. Cumberland received both refunds in June 2023.

Sancuso® Acquisition and Approval of New Manufacturing Plant
In early 2022, Cumberland announced its acquisition of the U.S. rights to oncology-supportive drug Sancuso from the U.S. subsidiary of Kyowa Kirin, Inc., a Japan-based specialty pharmaceutical company. Sancuso is the first and only FDA-approved prescription patch for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment. The active drug in Sancuso, granisetron, slowly dissolves in the thin layer of adhesive that sticks to the patient’s skin and is released into their bloodstream over several days, working continuously to prevent chemotherapy-induced nausea and vomiting (“CINV”). It is applied 24 to 48 hours before receiving chemotherapy and can prevent CINV for up to five consecutive days. Alternative oral treatments must be taken several times (day and night) to deliver the same therapeutic doses.
Cumberland assumed commercial responsibility for the product in the U.S. – including its marketing, promotion, distribution, manufacturing and medical support activities – early last year and largely completed the transition of Sancuso to Cumberland throughout the remainder of the year. In late 2022, the FDA approved moving the product’s manufacture to a new facility, which will be source of future product supplies. In June 2023, Cumberland launched an expanded oncology sales division to feature the product, which continues to be a significant contributor to Cumberland’s business.
Nordic Pharma RediTrex® Agreement Restructured
In 2022, Cumberland restructured its agreement with Nordic Pharma, who previously provided Cumberland with the license for the U.S. rights associated with the RediTrex product line. Nordic has assumed responsibility for the product in the U.S. as of July 1, 2023.
FINANCIAL RESULTS:
Net Revenue: For the three months ended June 30, 2023, net revenues were $10.9 million. Net revenue by product for the second quarter of 2023, included $4.1 million for Kristalose®, $2.1 million for Vibativ®, $1.9 million for Sancuso® and $1.2 million for Caldolor®.
Year-to-date 2023 net revenues were $20.1 million. Year-to-date net revenues by product were $8.4 million for Kristalose, $4.0 million for Vibativ, $3.8 million for Sancuso and $2.2 million for Caldolor.
Operating Expenses: Total operating expenses were $10.9 million for the second quarter of 2023 and $21.6 million for the first half of the year.
Net Income: The Net Income for the second quarter of 2023 was $0.9 million, or $0.06 a share, and $1.1 million year to date, or $0.07 a share.
Adjusted earnings: Adjusted earnings for the second quarter of 2023 were $2.3 million, or $0.16 a share and $4.0 million year to date, or $0.27 a share. The adjusted earnings calculation does not include the benefit of the $0.2 million of Vibativ cost of goods, which were received with the product acquisition. It also does not include the benefit of the $0.3 million of Sancuso cost of goods, which were received with that product’s acquisition.
Balance Sheet: At June 30, 2023, Cumberland had $89.4 million in total assets, including $18.2 million in cash and cash equivalents.
Total liabilities were $52.5 million, including $13.1 million outstanding on the Company's revolving line of credit. Total shareholders' equity was $36.8 million.

EARNINGS REPORT CALL:
A conference call will be held on August 8 at 4:30 p.m. Eastern Time, to discuss the results. To participate in the call, please register at: https://register.vevent.com/register/BIeb03c2e461914b7d94f99de2f7535170.
Registered participants can dial in from their phone using a dial-in and PIN number that will be provided to them. Alternatively, they can choose a “Call Me” option to have the system automatically call them at the start of the conference.
A replay of the call will be available for one year and can be accessed via Cumberland’s website or by visiting https://edge.media-server.com/mmc/p/rzi8z7sm.

ABOUT CUMBERLAND PHARMACEUTICALS:
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on the delivery of high-quality, prescription brands designed to improve patient care. The company develops, acquires, and commercializes products for the hospital acute care, gastroenterology and oncology market segments.
The Company’s portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) injection, for the treatment of acetaminophen poisoning;
•Caldolor® (ibuprofen) injection, for the treatment of pain and fever;
•Kristalose® (lactulose) oral, a prescription laxative, for the treatment of constipation;
•Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) oral, for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;
•Sancuso® (granisetron) transdermal, for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment;
•Vaprisol® (conivaptan) injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and
•Vibativ® (telavancin) injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections;
The company also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy and Systemic Sclerosis. Additionally, Cumberland recently received FDA clearance to proceed directly to a Phase II study for patients with Idiopathic Pulmonary Fibrosis, the most common form of progressive fibrosing interstitial lung disease.
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the company’s website at www.cumberlandpharma.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. For full prescribing and safety information, visit www.omeclamox.com.
About Sancuso® (granisetron) Transdermal System
Sancuso is the only skin patch approved by the FDA for the prevention of chemotherapy-induced nausea and vomiting (CINV) in patients receiving moderately and/or highly emetogenic chemotherapy. When applied 24 to 48 hours before receiving chemotherapy, the SANCUSO patch slowly and continuously releases the medicine contained in the adhesive through clean and intact skin areas into the patient’s bloodstream. It can be worn for up to seven days in a row for chemotherapy regimens of up to five consecutive days. For full prescribing and safety information, visit www.sancuso.com.

About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir, and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.
About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information, please visit www.vibativ.com.
ABOUT CUMBERLAND EMERGING TECHNOLOGIES:
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN, and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

FORWARD LOOKING STATEMENTS:
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. Forward-looking statements include, among other things, statements regarding the company’s intent, belief or expectations, and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should,” “seek,” “anticipate,” “look forward” and other comparable terms or the negative thereof. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s operation results. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis, failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, natural disasters, public health epidemics, maintaining an effective sales and marketing infrastructure, and other events beyond the company’s control as more fully discussed in its most recent 10-K as filed with the U.S. Securities and Exchange Commission ("SEC"), as well as the Company's other filings with the SEC from time to time. There can be no assurance that results anticipated by the company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Shayla Simpson	Molly Aggas
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(704) 611-6641

- MORE -

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$18,249,086	$19,757,970
Accounts receivable, net	12,218,756	13,163,681
Inventories, net	10,928,406	9,863,581
Prepaid and other current assets	2,277,885	3,084,978
Total current assets	43,674,133	45,870,210
Non-current inventories	6,694,452	7,527,167
Property and equipment, net	384,383	284,039
Intangible assets, net	28,269,781	30,590,678
Goodwill	914,000	914,000
Operating lease right-of-use assets	6,831,502	5,218,403
Other assets	2,607,109	2,520,661
Total assets	$89,375,360	$92,925,158
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,912,044	$10,819,011
Operating lease current liabilities	320,837	172,910
Other current liabilities	15,726,206	17,587,911
Total current liabilities	26,959,087	28,579,832
Revolving line of credit	13,148,125	16,200,000
Operating lease non-current liabilities	5,477,040	4,586,301
Other long-term liabilities	6,954,206	7,585,019
Total liabilities	52,538,458	56,951,152
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 14,330,990 and 14,366,316 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	47,303,429	47,474,973
Accumulated deficit	(10,144,457)	(11,208,841)
Total shareholders’ equity	37,158,972	36,266,132
Noncontrolling interests	(322,070)	(292,126)
Total equity	36,836,902	35,974,006
Total liabilities and equity	$89,375,360	$92,925,158

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net revenues	$10,888,877	$10,299,152	$20,113,515	$21,474,197
Costs and expenses:
Cost of products sold	1,520,774	2,031,884	2,771,038	4,243,769
Selling and marketing	4,672,075	4,556,685	8,949,393	9,171,114
Research and development	1,145,038	1,823,693	2,644,708	3,568,829
General and administrative	2,369,883	2,203,975	4,868,876	4,506,324
Amortization	1,158,248	1,529,453	2,388,319	3,122,698
Total costs and expenses	10,866,018	12,145,690	21,622,334	24,612,734
Operating income (loss)	22,859	(1,846,538)	(1,508,819)	(3,138,537)
Interest income	57,061	15,066	107,251	31,107
Other income	981,806	—	2,828,871	—
Other income - gain on insurance proceeds	—	611,330	—	611,330
Interest expense	(192,635)	(137,624)	(378,988)	(257,199)
Income (loss) before income taxes	869,091	(1,357,766)	1,048,315	(2,753,299)
Income tax expense	(6,937)	(6,900)	(13,875)	(13,800)
Net income (loss)	862,154	(1,364,666)	1,034,440	(2,767,099)
Net (income) loss at subsidiary attributable to noncontrolling interests	10,046	29,046	29,944	46,226
Net income (loss) attributable to common shareholders	$872,200	$(1,335,620)	$1,064,384	$(2,720,873)

Earnings (loss) per share attributable to common shareholders
- basic	$0.06	$(0.09)	$0.07	$(0.19)
- diluted	$0.06	$(0.09)	$0.07	$(0.19)
Weighted-average shares outstanding
- basic	14,393,711	14,688,505	14,376,260	14,689,798
- diluted	14,554,264	14,688,505	14,570,798	14,689,798

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,034,440	$(2,767,099)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	2,456,590	3,272,085
Share-based compensation	188,034	132,148
Decrease in non-cash contingent consideration	(476,606)	(68,334)
Decrease (increase) in cash surrender value of life insurance policies over premiums paid	(95,997)	598,355
Gain on receivable of life insurance policy proceeds	—	(611,330)
Noncash interest expense	7,809	4,791
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	944,925	(5,527,690)
Inventories	(232,110)	2,949,443
Other current assets and other assets	(804,400)	1,227,030
Accounts payable and other current liabilities	534,541	4,658,782
Other long-term liabilities	259,926	(1,688,143)
Net cash provided by operating activities	3,817,152	2,180,038
Cash flows from investing activities:
Additions to property and equipment	(179,453)	(164,241)
Cash paid for acquisitions	—	(13,500,000)
Additions to intangibles	(91,808)	(50,248)
Net cash used in investing activities	(271,261)	(13,714,489)
Cash flows from financing activities:
Borrowings on line of credit	16,000,000	39,000,000
Repayments on line of credit	(19,051,875)	(35,000,000)
Cash payment of contingent consideration	(1,652,990)	(501,505)
Repurchase of common shares	(349,910)	(788,295)
Net cash provided by (used in) financing activities	(5,054,775)	2,710,200
Net decrease in cash and cash equivalents	(1,508,884)	(8,824,251)
Cash and cash equivalents at beginning of period	$19,757,970	$27,040,816
Cash and cash equivalents at end of period	$18,249,086	$18,216,565

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) Attributable to Common Shareholders to Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share
(Unaudited)

	Three months ended June 30,		Three months ended June 30,
	2023	2023	2022	2022
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$872,200	$0.06	$(1,335,620)	$(0.09)
Less: Net (income) loss at subsidiary attributable to noncontrolling interests	10,046	—	29,046	—
Net income (loss)	862,154	0.06	(1,364,666)	(0.09)
Adjustments to net income (loss)
Income tax expense (benefit)	6,937	—	6,900	—
Depreciation and amortization	1,200,915	0.08	1,618,339	0.11
Share-based compensation (a)	97,878	0.01	(27,753)	—
Gain on insurance proceeds (b)	—	—	(611,330)	(0.04)
Interest income	(57,061)	—	(15,066)	—
Interest expense	192,635	0.01	137,624	0.01
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share(c)(d)	$2,303,458	$0.16	$(255,952)	$(0.01)

Diluted weighted-average common shares outstanding:		14,554,264		14,688,505

	Six months ended June 30,		Six months ended June 30,
	2023	2023	2022	2022
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$1,064,384	$0.07	$(2,720,873)	$(0.18)
Less: Net (income) loss at subsidiary attributable to noncontrolling interests	29,944	—	46,226	—
Net income (loss)	1,034,440	0.07	(2,767,099)	(0.19)
Adjustments to net income (loss) from continuing operations
Income tax expense (benefit)	13,875	—	13,800	—
Depreciation and amortization	2,456,590	0.17	3,272,085	0.22
Share-based compensation (a)	188,034	0.01	132,148	0.01
Gain on insurance proceeds (b)	—	—	(611,330)	(0.04)
Interest income	(107,251)	(0.01)	(31,107)	—
Interest expense	378,988	0.03	257,199	0.02
Adjusted Earnings (loss) from continuing operations and Adjusted Diluted Earnings (loss) from continuing operations Per Share (c)(d)	$3,964,676	$0.27	$265,696	$0.02

Diluted weighted-average common shares outstanding:		14,570,798		14,948,836

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.

The Company defines these supplemental financial measures as follows:
•Adjusted Earnings (loss): net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation, nonrecurring gains and interest income and interest expense.

    (a)     Represents the share-based compensation of Cumberland.
(b)    Represents the gain in insurance proceeds.
(c)     Adjusted Earnings includes a litigation settlement based on two $500,000 milestone payments due to the Company for the license associated with its Vibativ product.
(d)    Adjusted Earnings includes a gain on the refund of 2022 and 2023 FDA fees in the amount of $1.0 million for the quarter and $2.9 million for the year.

•Adjusted Diluted Earnings (loss) Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.